First Foundation Inc. (NASDAQ: FFWM) July 27, 2021

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS SECOND QUARTER 2021 RESULTS

●	Second quarter net income of $26.1 million and earnings per share of $0.58.
●	Total revenues of $71.9 million in second quarter 2021.

● ● ● ● ●
2Q21 Key Financial Data

Profitability Metrics	2Q21	1Q21	2Q20
Return on average assets (%)	1.40	1.25	1.06
Return on average common equity (%)	14.4	12.7	11.3
Return on tangible common equity (%) (a)	16.7	14.9	13.6
Net interest margin (%)	3.20	3.16	2.96
Efficiency ratio (%) (a)	47.3	51.5	53.0

Income Statement (b)	2Q21	1Q21	2Q20
Net interest income	$57,910	$54,229	$48,447
Noninterest income	$14,035	$11,908	$8,969
Net income attributable to common	$26,054	$22,355	$17,854
Diluted earnings per common share	$0.58	$0.50	$0.40
Dividends declared per common share	$0.09	$0.09	$0.07

Balance Sheet (b)	2Q21	1Q21	2Q20
Average total loans	$5,780,494	$5,383,745	$5,475,796
Average total deposits	$6,683,371	$6,104,727	$5,234,330
Net charge-off ratio	0.01%	(0.01)%	0.03%
Tangible book value per share (a)	$14.27	$13.84	$12.16
Tier 1 Leverage Ratio	8.32%	8.58%	8.22%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

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Return on average assets of 1.40%.
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Return on average tangible equity of 16.7%.
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Tangible book value per share increased to $14.27.
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Net interest margin of 3.20%; 20% growth in net interest income year-over-year.
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Deposit costs of 0.20%; 0.18% in June.
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Third straight record quarter of loan originations, topping $1.0 billion for the first time.
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Efficiency ratio of 47%.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $26.1 million, including $1.2 million of merger related expenses, or $0.58 per diluted share, for the second quarter of 2021, compared to net income of $22.4 million, or $0.50 per diluted share, for the first quarter of 2021.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per common share, payable on August 20, 2021 to common shareholders of record as of August 9, 2021.

Scott F. Kavanaugh CEO

“This quarter once again showed the strength of our offering,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “We delivered solid performance across our business as we generated $72 million in revenue while continuing to invest in our people, technology, and expansion into new markets. The continued focus on creating a diversified balance sheet has proven successful as loan originations totaled a record $1.1 billion for the quarter, with our C&I division contributing a solid $336 million of new loans. Business and commercial loans accounted for 30% of originations during the quarter. We also saw an increase in core deposits, which represent 98% of our total deposits. Assets under management hit a peak level of $5.3 billion, while trust assets under advisement ended the quarter at $1.2 billion. With our diversified business model and our geographic footprint, which includes a growing presence in Texas and future expansion into Florida, we feel we are well-positioned for growth in very attractive markets.”

David DePillo President

“As we continue to expand our commercial and business banking offering, we are experiencing record levels of originations and deposit gathering,” said David DePillo, President of First Foundation Inc. “We funded our largest ever amount of loans in one quarter, while we continued to maintain strong asset quality as evidenced by the decrease of our nonperforming assets from 24 to 20 basis points. We also grew deposits by $861 million during the quarter as deposit costs fell to 18 basis points at the end of June. Our digital and technology investments across the Company are going well as they continue to enhance the client experience, strengthen the security of our network, and help us drive operational efficiencies.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

2Q21 Highlights
Financial Results:
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Total revenues were $71.9 million in the quarter, an increase of 9% from the first quarter of 2021 and an increase of 25% from the second quarter of 2020.
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Nonperforming assets (“NPAs”) to total assets decreased to 0.20% from 0.24% in the first quarter.
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Return on average tangible equity of 16.7%.
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Return on average assets of 1.40%.
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Efficiency ratio of 47.3% for the quarter.
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Total tangible shareholders’ equity of $640 million, tangible book value of $14.27 per share, an increase of 3% from the first quarter of 2021, and tangible common equity to tangible assets of 8.15%.
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Net interest margin (“NIM”) of 3.20% for the quarter.
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Advisory and Trust divisions achieved a record combined pre-tax profit margin of 23% in the quarter.

Other Activity:
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Acquisition of TGR Financial is on track with anticipated closing in 4Q21 and core systems conversions in 2Q22.  At close, Gary L. Tice, TGR Financial’s Chairman and CEO, will join the First Foundation board of directors; in addition, Garrett Richter, current CEO and President of the banking subsidiary – First Florida Integrity Bank – will join the First Foundation management team as Market President of Florida.
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Recognized $1.2 million of merger expenses related to the TGR Financial acquisition during the quarter.
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Completed the holding company headquarters relocation to Dallas, Texas. Texas buildout underway with the opening of our first loan production office in Irving.
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Forbearances and deferrals decreased to 0.11% of total loans, to a total of $6.7 million, from 0.32% and $17.8 million in the prior quarter.
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During the 2Q21, an additional $58.9 million or 34% of the total $171 million PPP loans funded in the first round were forgiven, bringing the total forgiven to $140.6 million or 82% of the total.
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As part of the second round of PPP requests starting at the beginning of 2021, we have processed approximately 300 loans with balances in excess of $56 million to date.  Clients are currently being invited to apply for forgiveness.
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We recognized an additional $905 thousand of net PPP fee income in 2Q21 or 16% of the total original projected $5.8 million net fees; total fees realized to date are 77% of the total $227 million first and second round PPP loans funded.
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Loan originations totaled $1.1 billion for the quarter, a third straight record quarter for the Company.  Contributing to our record loan originations were C&I originations of $336 million for the quarter.
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Completed sale of $133 million of multifamily loans, recognizing a $3.3 million gain.
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The allowance for credit losses for loans decreased by $1 million in the quarter to $22.2 million, down from $23.2 million in the prior quarter, resulting from improvement in the economic scenario outlook.
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Core deposits increased to 98% of total deposits from 78% the prior year.
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Cost of deposits decreased to 0.20% from 0.31% in the prior quarter. Of the $892 million increase in core deposits, $884 million, or 99% were attributed to commercial business deposits.
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Declared and paid cash dividend of $0.09 per share in the quarter.
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Assets under management (“AUM”) at FFA increased to $5.32 billion, while trust assets under advisement (“AUA”) at FFB increased to $1.24 billion.
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Recognized a $1.3 million valuation allowance on mortgage servicing rights as a result of changes in the interest rate environment and prepayment speeds.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Details

Loans

Loans increased $381 million, or 6.8%, compared to the prior quarter, to $6.0 billion as of June 30, 2021, and increased $346 million, or 6.1%, compared to June 30, 2020.  New loan fundings in the second quarter of 2021 were a quarterly record for FFB totaling $1.1 billion, an increase of $367 million, or 48.0%, from the first quarter of 2021 and an increase of $432 million, or 61.6%, from the second quarter of 2020. Contributing to our record quarter of loan originations, our C&I division funded $336 million of new commercial loans during the second quarter of 2021, of which 57% were adjustable commercial revolving lines of credit. The remaining C&I originations were comprised of $73 million of commercial term loans, $34 million of public finance loans, $27 million of equipment finance leases, and $10 million of owner occupied commercial real estate loans.  Included in commercial term loans originations is $10.1 million of second round PPP fundings. Loan growth during the second quarter of 2021 was also impacted by loan payoffs of $752 million, compared to payoffs of $500 million in the first quarter of 2021 and $366 million in the second quarter of 2020. The current pipeline remains strong in 2021.

Investment Securities

Investment securities decreased $12.2 million, or 1.6%, from the prior quarter to $745.9 million as of June 30, 2021, and decreased $117.9 million, or 13.7%, compared to June 30, 2020. The decreases in the balance of investment securities compared to the first quarter of 2021 and second quarter of 2020 were primarily driven by elevated prepayments in our agency mortgage backed securities portfolio.

The allowance for credit losses for investments increased by $0.2 million from the prior quarter, to $9.1 million as of June 30, 2021. The increase was a result of the lower interest rate environment and faster than expected prepayments that negatively impacted the projected cash flows on FFB’s interest-only strip securities.

Deposits and Borrowings

Deposits increased $861 million, or 13.8%, during the second quarter of 2021, to $7.1 billion compared to the prior quarter, and increased $1.5 billion, or 25.8%, compared to the second quarter of 2020. Deposit growth during the second quarter of 2021 was primarily driven by an increase of $1.1 billion, or 50%, in non-interest bearing demand deposits, largely attributable to our commercial deposit services division, and retail branches.  The increases in deposits were offset by a reduction in interest bearing demand deposits of $116 million, also attributable to our commercial deposit services division, a reduction in money market and savings accounts of $28 million, largely from the digital bank channel, in addition to a reduction in CDs of $89 million, primarily due to our intentional run-off of higher cost brokered deposits. Noninterest-bearing demand deposits measured 46.1% of total deposits as of June 30, 2021, compared to 34.9% of total deposits as of March 31, 2021, while core deposits increased by $892 million, and measured 98% of total deposits as of June 30, 2021 and March 31, 2021.

The $861 million growth in deposits during the second quarter of 2021 included increases in the commercial deposit services division of $859 million and retail branch deposits of $76 million, which were partially offset by a $31 million decrease in wholesale brokered deposits and digital bank channel deposits of $43 million. Of the $892 million increase in core deposits, $884 million, or 99% were attributed to commercial business deposits from both our commercial deposit services channel serving complex treasury management commercial customers, and from our business banking customers served by our retail branches. Commercial business deposits were 74% of total core deposits as of June 30, 2021.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Our loan to deposit ratio measured 84.6% as of June 30, 2021, compared to 90.1% as of March 31, 2021 and 100.3% as of June 30, 2020.

No Federal Home Loan Bank (FHLB) advances were outstanding as of June 30, 2021, compared to $5 million as of March 31, 2021, and $760 million as of June 30, 2020. Borrowings decreased during the quarter as cash provided by the increase in deposits, which exceeded the growth in our assets, was used to pay down our borrowings at FFB.

Private Wealth Management and Trust Assets

AUM at FFA increased by $292 million in the second quarter, to $5.3 billion, and was the net result of $161 million of new accounts, $275 million of portfolio gains, and terminations and net withdrawals of $144 million. AUA at FFB’s Trust Department increased $44.4 million to $1.2 billion during the second quarter of 2021.  The Advisory and Trust divisions achieved a record combined pre-tax profit margin of 23% in the quarter.

Net Interest Income

Net interest income was $57.9 million for the second quarter of 2021, compared to $54.2 million and $48.4 million in the first quarter of 2021 and second quarter of 2020, respectively.  Interest income from loans increased 4.6% to $56.0 million for the second quarter of 2021 compared to $53.5 million in the first quarter in 2021, and increased 1.5% compared to $55.1 million for the second quarter of 2020, driven primarily by higher average loan balances. Interest income from investment securities and interest-earning cash decreased by 3.4%, to $5.4 million for the second quarter of 2021, compared to $5.6 million for the first quarter of 2021, and decreased 20.2%, compared to $6.8 million in the second quarter of 2020, driven primarily by a decrease in average investment securities balances.

Interest expense decreased 28.8% to $3.5 million for the second quarter of 2021, compared to $4.9 million for the first quarter of 2021, and decreased 74.1% compared to $13.5 million for the second quarter of 2020. The decreases in interest expense were driven primarily by 26.7% and 69.0% decreases in interest expense on deposits compared to the first quarter of 2021 and second quarter of 2020, respectively, to $3.4 million for the second quarter of 2021. The decreases in interest expense on deposits was also due to 10 and 81 basis point decreases in average rates on interest-bearing deposits, that were partially offset by higher average balances of deposits, compared to the first quarter of 2021 and second quarter of 2020, respectively. Interest expense on FHLB advances decreased $0.2 million compared to the prior quarter due to payoffs on FHLB advances.

Net Interest Margin

Net interest margin increased four basis points to 3.20% in the second quarter of 2021 from 3.16% in the first quarter of 2021, and increased 24 basis points from 2.96% in the second quarter of 2020. The linked quarter and year to year quarterly changes in NIM reflects the current low interest rate environment, which positively impacted our NIM, as our cost of funds have fallen faster than the yield on our earnings assets between these two periods.

Noninterest Income

Noninterest income increased 17.9% to $14.0 million in the second quarter of 2021, compared to $11.9 million in the first quarter of 2021. In addition, noninterest income increased 56.5% compared to $9.0 million in the second quarter of 2020.

Noninterest income during the second quarter of 2021 was comprised primarily of $6.9 million of investment advisory fees from Wealth Management, $1.9 million of trust administrative and consulting fees, $3.3 million in gains of sales of loans, $1.3 million of loan and servicing fees, and $0.4 million of deposit account fees. Other

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

income decreased in the linked quarter, as we recognized a $1.3 million valuation allowance on mortgage servicing rights as a result of changes in the interest rate environment and prepayment speeds. Income related to Wealth Management increased in the second quarter of 2021, when compared to the first quarter of 2021 and the second quarter of 2020, due primarily to higher levels of fees earned on AUM.  Loan and servicing fees in the second quarter of 2021 increased compared to the second quarter of 2020 due to higher loan volume.

Noninterest Expense

Noninterest expense increased 3.2% to $35.6 million for the second quarter of 2021, compared to $34.5 million for the first quarter of 2021, and increased 15.1%, compared to $30.9 million for the second quarter of 2020. Compensation and benefits were $20.2 million in the second quarter of 2021, a $1.3 million decrease compared to $21.5 million in the first quarter of 2021, due to merit increases, annual bonus, and commission payouts in the first quarter. Noninterest expenses for Wealth Management decreased by $0.3 million in the linked quarter also due to lower compensation and benefits costs. In addition, noninterest expense included $1.2 million of one-time merger expenses during the quarter related to the TGR Financial acquisition.

Our efficiency ratio for the second quarter of 2021 was 47.3%, compared to 51.5% for the first quarter of 2021 and 53.0% in the second quarter of 2020.

Income Tax Expense

We recorded an income tax expense of $10.2 million in the second quarter of 2021, compared to an income tax expense of $8.9 million in the first quarter of 2021, and an income tax expense of $7.3 million in the second quarter of 2020. Our effective tax rate for the second quarter of 2021 was 28.2%, compared to 28.5% for the first quarter of 2021, and 28.9% for the second quarter of 2020.

Asset Quality

Total nonperforming assets were $16.2 million as of June 30, 2021, compared to $16.6 million as of March 31, 2021, and $15.5 million as of June 30, 2020. Our ratio of nonperforming assets to total assets was 0.20% as of June 30, 2021, compared to 0.24% as of March 31, 2021, and 0.22% as of June 30, 2020. Total delinquent loans decreased $7.8 million, to $2.6 million as of June 30, 2021, compared to $10.4 million as of March 31, 2021.

Our allowance for credit losses for loans was $22.3 million, or 0.40% of total loans, as of June 30, 2021, compared to $23.2 million, or 0.45%, as of March 31, 2021 and $28.1 million, or 0.55%, as of June 30, 2020. The linked quarter decrease in the allowance for credit losses for loans was a result of improvement in the economic scenario outlook. Net charge-offs during the second quarter of 2021 were $0.1 million, or 0.01% of average loans annualized, compared to net recoveries of $0.2 million, or (0.01)% of average loans annualized, for the first quarter of 2021, and $0.4 million, or 0.03% of average loans annualized, for the second quarter of 2020.

The ratio of the allowance for credit losses for loans to total nonperforming assets was 137.6% as of June 30, 2021, compared to 139.3% as of March 31, 2021 and 181.3% as of June 30, 2020.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Capital

As of June 30, 2021, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a "well-capitalized" depository institution, as summarized in the table below:

	As of			Well-Capitalized
	June 30,	March 31,	June 30,	Regulatory
(unaudited)	2021 [1]	2021	2020	Requirements
Tier 1 leverage ratio	8.32%	8.58%	8.22%	5.00%
Common Equity Tier 1 ratio	11.09%	11.14%	10.53%	6.50%
Tier 1 risk-based capital ratio	11.09%	11.14%	10.53%	8.00%
Total risk-based capital ratio	11.66%	11.73%	11.12%	10.00%
Tangible common equity to tangible assets ratio [2]	8.15%	8.91%	7.70%	N/A %

(1)	Regulatory capital ratios are preliminary until filing of our June 30, 2021 FDIC call report.
(2)	Tangible common equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $734.0 million as of June 30, 2021, an increase from $714.4 million and $638.7 million as of March 31, 2021 and June 30, 2020, respectively. Our tangible book value per common share increased $0.43 to $14.27 as of June 30, 2021, compared to $13.84 as of March 31, 2021, and increased $2.11 compared to $12.16 as of June 30, 2020.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on July 27, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 342-6659 using conference ID 7543199.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. First Foundation is comprised of an extraordinary team of financial professionals united around a single cause: to enable growth-minded individuals and businesses to boldly live the life they imagined and preserve the legacy they have worked so hard to build. The financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients are more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial services and the products along with personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Services are offered through bank and/or wealth management branch offices in California, Texas, Nevada, and Hawaii. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, our dividend policy, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Further, statements about the potential effects of the proposed acquisition of TGR Financial on our business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond our control, including the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; changes in our or TGR Financial's stock price before closing, including as a result of each company’s financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the merger agreement; the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we and TGR Financial operate; our ability to promptly and effectively integrate the companies’ businesses; reputational risks and the reaction of the companies' customers, employees and counterparties to the proposed merger; diversion of management time on merger-related issues; lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm our or TGR Financial's

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on February 26, 2021, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Additional Information About the Merger and Where to Find It

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Investors and security holders are urged to carefully review First Foundation's public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K. The documents are filed with the SEC and may be obtained free of charge at www.sec.gov, at First Foundation's website at firstfoundationinc.com under the "Investor Relations" link, or writing First Foundation at 18101 Von Karman Ave., Suite 700, Irvine, CA 92612; Attention: Kevin Thompson.

ln connection with the proposed merger transaction, First Foundation filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of First Foundation and TGR Financial, and a prospectus of First Foundation, which are referred to as the joint proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. Before making any voting or investment decision, investors and security holders are urged to carefully read the entire registration statement and joint proxy statement/prospectus, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the shareholders of First Foundation and TGR Financial seeking required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement prospectus, and any other documents First Foundation files with the SEC free of charge as described in the preceding paragraph.

First Foundation, TGR Financial, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from First Foundation and TGR Financial shareholders in favor of the approval of the transaction. Information about the directors and executive officers of First Foundation and their ownership of First Foundation common stock is set forth in the proxy statement for First Foundation's 2021 annual meeting of stockholders, as previously filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	March 31,	June 30,
(in thousands, except share and per share amounts)	2021	2021	2020
ASSETS

Cash and cash equivalents	$969,646	$468,026	$414,179
Securities available-for-sale ("AFS")	745,850	758,097	863,778
Allowance for credit losses - investments	(9,116)	(8,878)	(2,371)
Net securities	736,734	749,219	861,407

Loans held for sale	498,319	513,054	527,970

Loans held for investment	5,512,888	5,117,206	5,136,812
Allowance for credit losses - loans	(22,272)	(23,180)	(28,129)
Net loans	5,490,616	5,094,026	5,108,683

Investment in FHLB stock	17,250	17,250	23,598
Deferred taxes	9,618	6,941	9,194
Premises and equipment, net	8,183	7,817	8,188
Goodwill and intangibles	94,454	94,864	96,181
Other assets	114,314	100,635	91,893
Total Assets	$7,939,134	$7,051,832	$7,141,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$7,106,802	$6,245,821	$5,647,841
Borrowings	20,000	12,000	764,600
Accounts payable and other liabilities	78,314	79,581	90,131
Total Liabilities	7,205,116	6,337,402	6,502,572

Shareholders’ Equity:
Common Stock	45	45	45
Additional paid-in-capital	435,201	434,346	432,791
Retained earnings	287,997	265,970	200,582
Accumulated other comprehensive income (loss)	10,775	14,069	5,303
Total Shareholders’ Equity	734,018	714,430	638,721
Total Liabilities and Shareholders’ Equity	$7,939,134	$7,051,832	$7,141,293

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except share and per share amounts)	2021	2021	2020	2021	2020
Interest income:
Loans	$55,979	$53,531	$55,134	$109,510	$110,018
Securities	4,927	5,206	6,539	10,133	13,536
FHLB Stock, fed funds sold and deposits	497	401	259	898	716
Total interest income	61,403	59,138	61,932	120,541	124,270

Interest expense:
Deposits	3,387	4,623	10,914	8,010	25,560
Borrowings	106	286	2,571	392	5,395
Total interest expense	3,493	4,909	13,485	8,402	30,955

Net interest income	57,910	54,229	48,447	112,139	93,315

Provision for credit losses	44	360	1,367	404	5,431

Net interest income after provision for credit losses	57,866	53,869	47,080	111,735	87,884

Noninterest income:
Asset management, consulting and other fees	8,748	8,349	6,733	17,097	14,495
Gain on sale of loans	3,324	—	—	3,324	—
Other income	1,963	3,559	2,236	5,522	5,149
Total noninterest income	14,035	11,908	8,969	25,943	19,644

Noninterest expense:
Compensation and benefits	20,203	21,526	18,288	41,729	38,145
Occupancy and depreciation	5,710	6,160	5,855	11,870	11,367
Professional services and marketing costs	3,907	2,122	2,049	6,029	3,803
Customer service costs	2,353	1,770	1,622	4,123	3,994
Other expenses	3,444	2,933	3,123	6,377	6,500
Total noninterest expense	35,617	34,511	30,937	70,128	63,809

Income before taxes on income	36,284	31,266	25,112	67,550	43,719
Taxes on income	10,230	8,911	7,258	19,141	12,654
Net income	$26,054	$22,355	$17,854	$48,409	$31,065

Net income per share:
Basic	$0.58	$0.50	$0.40	$1.08	$0.70
Diluted	$0.58	$0.50	$0.40	$1.07	$0.69
Shares used in computation:
Basic	44,792,358	44,707,718	44,620,716	44,750,272	44,645,189
Diluted	45,101,958	45,012,205	44,812,369	45,057,330	44,882,520

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except share and per share amounts and percentages)	2021	2021	2020	2021	2020
Selected Financial Data:
Return on average assets	1.40%	1.25%	1.06%	1.32%	0.94%
Return on average equity	14.4%	12.7%	11.3%	13.6%	9.9%
Return on average tangible equity (1)	16.7%	14.9%	13.3%	15.8%	11.7%
Efficiency ratio (2)	47.3%	51.5%	53.0%	49.3%	55.6%
Net interest margin	3.20%	3.16%	2.96%	3.18%	2.94%
Cost of deposits	0.20%	0.31%	0.84%	0.25%	1.01%
Loan to deposit ratio	84.6%	90.1%	100.3%	84.6%	100.3%
Noninterest income as a % of total revenues	19.5%	18.0%	15.6%	18.8%	17.4%
Loan originations	$1,132,664	$765,298	$701,090	$1,897,962	$1,364,258
Assets under management	5,319,862	5,027,989	4,292,252	5,319,862	4,292,252
Tangible common equity to tangible assets (1)	8.15%	8.91%	7.70%	8.15%	7.70%
Book value per share	$16.38	$15.95	$14.31	$16.38	$14.31
Tangible book value per share	14.27	13.84	12.16	14.27	12.16

Asset Quality:
Nonperforming assets
Nonaccrual loans	$16,187	$16,642	$15,512	$16,187	$15,512
Total nonperforming loans	$16,187	$16,642	$15,512	$16,187	$15,512

Loans 30 - 89 days past due	$2,630	$9,464	$14,527	$2,630	$14,527
Accruing loans 90 days or more past due	—	1,211	-	—	—

Nonperforming assets to total assets	0.20%	0.24%	0.22%	0.20%	0.22%
Loans 30 - 89 days past due to total loans	0.05%	0.18%	0.28%	0.05%	0.28%
Allowance for credit losses to loans held for investment	0.40%	0.45%	0.55%	0.40%	0.55%
Allowance for credit losses to nonaccrual loans	137.6%	139.6%	181.3%	137.6%	181.3%
Net charge-offs (recoveries) to average loans - annualized	0.01%	(0.01)%	0.03%	0.00%	0.02%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2021	2021	2020	2021	2020
Banking:
Interest income	$61,403	$59,138	$61,932	$120,541	$124,270
Interest expense	3,387	4,848	13,435	8,235	30,875
Net interest income	58,016	54,290	48,497	112,306	93,395
Provision for credit losses	44	360	1,367	404	5,431
Noninterest income	7,199	5,309	3,635	12,508	8,294
Noninterest expense	28,868	28,579	25,042	57,447	51,286
Income before taxes on income	$36,303	$30,660	$25,723	$66,963	$44,972

Wealth Management:
Noninterest income	$7,240	$6,923	$5,631	$14,163	$12,119
Noninterest expense	5,372	5,731	5,404	11,103	11,569
Income before taxes on income	$1,868	$1,192	$227	$3,060	$550

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	106	61	50	167	80
Net interest income	(106)	(61)	(50)	(167)	(80)
Noninterest income	(404)	(324)	(297)	(728)	(769)
Noninterest expense	1,377	201	491	1,578	954
Income before taxes on income	$(1,887)	$(586)	$(838)	$(2,473)	$(1,803)

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2021	2021	2020	2020	2020
Loans
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,814,446	$2,425,182	$2,247,542	$2,084,175	$2,556,332
Single Family	812,728	844,532	806,014	818,436	839,537
Subtotal	3,627,174	3,269,714	3,053,556	2,902,611	3,395,869
Commercial properties	665,166	701,920	747,807	770,964	774,939
Land and construction	56,603	57,227	55,832	57,722	65,094
Total real estate loans	4,348,943	4,028,861	3,857,195	3,731,297	4,235,902
Commercial and industrial loans	1,142,766	1,063,937	918,676	858,744	875,464
Consumer loans	9,645	14,243	18,888	18,399	18,640
Total loans	5,501,354	5,107,041	4,794,759	4,608,440	5,130,006
Deferred fees and expenses	11,534	10,165	9,040	6,883	6,806
Total	$5,512,888	$5,117,206	$4,803,799	$4,615,323	$5,136,812

Loans held for sale	$498,319	$513,054	$505,404	$512,598	$527,970

Deposits
Demand deposits:
Noninterest-bearing	$3,276,901	$2,182,714	$1,655,847	$1,890,028	$1,770,382
Interest-bearing	896,224	1,012,448	871,289	396,938	411,053
Money market and savings	2,256,952	2,284,994	2,407,401	1,922,264	1,643,871
Certificates of deposits	676,725	765,665	978,896	1,254,583	1,822,535
Total	$7,106,802	$6,245,821	$5,913,433	$5,463,813	$5,647,841

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Average Balances:
Loans	$5,780,494	$5,383,745	$5,475,796	$5,583,216	$5,278,974
Securities	741,967	772,204	919,788	757,002	959,707
Total interest-earnings assets	7,249,514	6,870,328	6,550,312	7,060,968	6,347,055
Deposits: interest-bearing	3,932,358	4,173,990	3,791,997	4,052,506	3,748,952
Deposits: noninterest-bearing	2,751,013	1,930,737	1,442,333	2,343,141	1,354,331
Borrowings	12,980	206,085	810,844	108,999	746,890

Average Yield / Rate:
Loans	3.88%	3.99%	4.03%	3.93%	4.17%
Securities	2.66%	2.70%	2.84%	2.68%	2.82%
Total interest-earnings assets	3.39%	3.45%	3.78%	3.42%	3.92%
Deposits (interest-bearing only)	0.35%	0.45%	1.16%	0.40%	1.37%
Deposits (noninterest and interest-bearing)	0.20%	0.31%	0.84%	0.25%	1.01%
Borrowings	3.26%	0.56%	1.28%	0.73%	1.45%
Total interest-bearing liabilities	0.35%	0.45%	1.18%	0.41%	1.38%

Net Interest Rate Spread	3.04%	3.00%	2.61%	3.01%	2.53%

Net Interest Margin	3.20%	3.16%	2.96%	3.18%	2.94%

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended						For the Six Months Ended
(in thousands, except percentages)	June 30,		March 31,		June 30,		June 30,
	2021		2021		2020		2021		2020
Average stockholder's equity	$724,233		$704,421		$632,149		$714,312		$627,571
Less: Average goodwill and intangible assets	94,655		95,080		96,421		94,868		96,677
Average tangible common equity	$629,578		$609,341		$535,728		$619,444		$530,894

Net Income	$26,054		$22,355		$17,854		$48,409		$31,065
Plus: Amortization of intangible assets expense	410		432		492		842		1,011
Less: Tax effect on amortization of intangible assets expense	119		125		143		244		294
Net Income available to common shareholders	$26,345		$22,662		$18,203		$49,007		$31,782

Return on Average Equity(1)	14.4%	%	12.7%	%	11.3%	%	13.6%	%	9.9%
Return on Average Tangible Common Equity(2)	16.7%	%	14.9%	%	13.6%	%	15.8%	%	12.0%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%		29.0%		29.0%		29.0%		29.0%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and merger related costs, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain (loss) from the sale of other real estate owned and net gain (loss) from the sale of securities.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Six Months Ended
(in thousands, except percentages)	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Total noninterest expense	$35,617	$34,511	$30,937	$70,128	$63,809
Less: Amortization of intangible assets expense	410	432	492	842	1,011
Less: Merger related costs	1,166	-	-	1,166	-
Adjusted Noninterest expense	$34,041	$34,079	$30,445	$68,120	$62,798

Net interest income	$57,910	$54,229	$48,447	$112,139	$93,315
Plus: Total noninterest income	14,035	11,908	8,969	25,943	19,644
Adjusted Revenue	$71,945	$66,137	$57,416	$138,082	$112,959

Efficiency Ratio	47.3%	51.5%	53.0%	49.3%	55.6%

FIRST FOUNDATION INC. SECOND QUARTER 2021 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

(in thousands, except per share amounts)	June 30,	March 31,	June 30,
	2021	2021	2020
Stockholder's equity	$734,018	$714,430	$638,721
Less: Goodwill and intangible assets	94,454	94,864	96,181
Tangible Common Equity	$639,564	$619,566	$542,540

Total assets	$7,939,134	$7,051,832	$7,141,293
Less: Goodwill and intangible assets	94,454	94,864	96,181
Tangible assets	$7,844,680	$6,956,968	$7,045,112

Equity to Asset Ratio	9.25%	10.13%	8.94%
Tangible Common Equity Ratio	8.15%	8.91%	7.70%

Book value per share	$16.38	$15.95	$14.31
Tangible book value per share	14.27	13.84	12.16
Basic common shares outstanding	44,819,743	44,782,155	44,625,324